Exhibit 99.1

For more information contact:

Christine Russell	Joe Diaz, Joe Dorame, Robert Blum
Virage Logic Corporation	Lytham Partners, LLC
510-360-8025	602-889-9700
christine.russell@viragelogic.com	virl@lythampartners.com

VIRAGE LOGIC REPORTS FOURTH QUARTER AND
FISCAL YEAR 2007 RESULTS
Quarterly Revenue Increases 17% Sequentially

FREMONT, Calif., November 5, 2007– Virage Logic Corporation (NASDAQ:VIRL), the semiconductor industry’s trusted IP partner and pioneer in Silicon Aware IP™ today reported its financial results for the fourth  quarter and the fiscal year ended September 30, 2007.

Revenues for the fourth quarter of fiscal 2007 were $13.1 million compared to $11.3 million in the previous quarter and $15.0 million for the fourth quarter of fiscal 2006. License revenue for the fourth quarter of fiscal 2007 was $9.9 million compared to $8.2 million for the previous quarter and $11.3 million for the same period a year ago.  Royalties for the fourth quarter of fiscal 2007 were $3.2 million compared to $3.1 million in the previous quarter and $3.7 million for the fourth quarter of fiscal 2006.

In accordance with generally accepted accounting principles (GAAP), net loss for the fourth quarter of fiscal 2007 was $0.4 million, or $(0.02) per share compared to a net loss of $1.2 million, or ($0.05) per share, for the third quarter of fiscal 2007 and net income of $0.8 million, or $0.03 per share, for the same period a year ago.  Non-GAAP net income for the fourth quarter of fiscal 2007 was $0.4 million or $0.02 per share compared to a non-GAAP loss of $0.1M or ($0.00) per share, for the third quarter of fiscal 2007 and net income of $1.3 million or $0.05 per share for the same period of fiscal 2006.  The non-GAAP results exclude FAS123R stock compensation expense and acquisition related expenses.

For fiscal year 2007, revenues were $46.5 million, down 22 percent compared to revenues of $59.3 million reported for fiscal year 2006.  GAAP net loss for fiscal year 2007 was $4.6 million, or ($0.20) per share, compared to a net loss of $0.9 million, or ($0.04) per share, for fiscal 2006.  Non-GAAP net loss for fiscal year 2007 was $0.8 million or $(0.03) per share compared to non-GAAP net income of $3.9 million or $0.17 per share for fiscal year 2006.  The non-GAAP results exclude FAS123R stock compensation expense, restructuring expense, and acquisition related expenses.

Dan McCranie, president and chief executive officer of Virage Logic, said, “As a result of both a stronger beginning of quarter backlog as well as robust turns revenue throughout the quarter, our company generated  a sequential license revenue growth of 21%, and an overall sequential revenue growth of 17%.  This revenue increase, coupled with the aggressive cost control measures that we have employed throughout fiscal 2007, allowed the company to post a profit on a non-GAAP basis. In addition, license bookings for this quarter were significantly above license revenues, resulting in a strong increase in license backlog.”

Mr. McCranie continued, “The development of new memory and logic library products at the most advanced process nodes greatly contributed to our increased turns and license backlog.   For this quarter, we were particularly gratified by new engagements with key customers at the 40nm and 45nm technologies which were the result of the creation of a separate Advanced Development Group in our R/D operation, dedicated to developing the most advanced technology in concert with our foundry partners.”

“Finally, our new strategy to broaden our IP portfolio through selective acquisitions resulted in the purchase of Ingot Systems, a privately held IP technology company devoted to the development and marketing of advanced DDR memory interface IP in August of this year.  As of this date, we have fully assimilated the Ingot team within the Virage Logic organization and they have formed the nucleus of our Application Specific Intellectual Property (ASIP) group.  Our sales and marketing organizations are now fully engaged in demand creation efforts for this important product family, and I am encouraged by our early progress in these efforts.”

Virage Logic also announced today its business outlook for the first quarter of fiscal 2008 ending December 31, 2007.  The company currently anticipates total revenues of approximately $13.5 million to $14.5 million, including royalties of approximately $3.0 million to $3.2 million.  The company expects to report a GAAP net (loss) income of approximately $(0.01) to $0.02 profit per diluted share and non-GAAP earnings per diluted share excluding FAS123R stock compensation expense and acquisition related expenses are expected to be in the range of $0.02 to $0.04 for the first fiscal quarter.  The company expects $0.8 million of FAS123R stock compensation expense and acquisition related expenses for the first quarter of fiscal 2008. Although this news release will be available on the company’s website, the company disclaims any duty or intention to update these or any other forward-looking statements.

Conference Call

Virage Logic's management will hold a teleconference on fourth-quarter and fiscal year 2007 results at 1:30 p.m. PACIFIC / 4:30 p.m. EASTERN today, November 5, 2007. Participants can access the call by dialing (888) 413-9033 (domestic) or (706) 679-5076 (international) or can listen via a live Internet webcast, which can be found on the Investor Relations page of the Virage Logic website at www.viragelogic.com.  A replay of the call will be available at (800) 642-1687 (domestic) or (706) 645-9291 (international), access number 22470223 through November 8, 2007; and the webcast can be accessed at www.viragelogic.com for 30 days.

About Virage Logic
Founded in 1996, Virage Logic Corporation (NASDAQ: VIRL) rapidly established itself as a technology and market leader in providing advanced embedded memory intellectual property (IP) for the design of complex integrated circuits. Today, as the semiconductor industry's trusted IP partner, the company’s Silicon Aware IP offering (embedded memories, logic libraries and I/Os) includes silicon behavior knowledge for increased predictability and manufacturability. Through its recent acquisition of Ingot Systems, the company has expanded its product offering to include Application Specific IP (ASIP) solutions such as Double Data Rate (DDR) Memory Controllers and design services. Virage Logic's highly differentiated product portfolio provides higher performance, lower power, higher density and optimal yield to foundries, integrated device manufacturers (IDMs) and fabless customers who develop products for the consumer, communications and networking, hand-held and portable, computer and graphics, automotive, and government and military markets. The company uses its FirstPass-Silicon Characterization Lab™ for certain products to help ensure high quality, reliable IP across a wide range of foundries and process technologies. The company also prides itself on providing superior customer support and was named the 2006 Customer Service Leader of the Year in the Semiconductor IP Market by Frost & Sullivan. Headquartered in Fremont, California, Virage Logic has R&D, sales and support offices worldwide. For more information, visit www.viragelogic.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

Statements made in this news release, other than statements of historical fact, are forward-looking statements, including, for example, statements relating to company trends, business outlook and technology leadership.  Forward-looking statements are subject to a number of known and unknown risks and uncertainties, which might cause actual results to differ materially from those expressed or implied by such statements.  These risks and uncertainties include Virage Logic’s ability to improve its operations; its ability to forecast its business, including its revenue, income and order flow outlook; Virage Logic’s ability to execute on its strategy; Virage Logic’s ability to continue to develop new products and maintain and develop new relationships with third-party foundries and integrated device manufacturers; adoption of Virage Logic’s technologies by semiconductor companies and increases or fluctuations in the demand for their products; the company’s ability to overcome the challenges associated with establishing licensing relationships with semiconductor companies; the company’s ability to obtain royalty revenues from customers in addition to license fees, to receive accurate information necessary for calculating royalty revenues and to collect royalty revenues from customers; business and economic conditions generally and in the semiconductor industry in particular; competition in the market for semiconductor IP platforms; and other risks including those described in the company’s Annual Report on Form 10-K for the period ended September 30, 2006, and in Virage Logic’s other periodic reports filed with the SEC, all of which are available from Virage Logic’s website (www.viragelogic.com) or from the SEC’s website (www.sec.gov), and in news releases and other communications.  Virage Logic disclaims any intention or duty to update any forward-looking statements made in this news release.

All trademarks are the property of their respective owners and are protected herein.

- Financial statements attached -

Reconciliation of GAAP to Non-GAAP Financial Results

Statement of Operations Reconciliation (in thousands)	Three Months Ended September 30, 2007	Three Months Ended September 30, 2006	Twelve Months Ended September 30, 2007	Twelve Months Ended September 30, 2006

GAAP net (loss) income	$(376)	$777	$(4,605)	$(879)
Stock-based compensation expense charged to operating expense (includes SSARs, RSUs, etc.)	928	1,347	4,341	6,715
Stock-based compensation expense (benefit) related to custom contracts	—	(277)	246	(248)
Restructuring charges	—	—	580	—
In-process R&D/Amortization of Intangibles related to Ingot acquisition	123	—	123	—
Tax effect	(227)	(583)	(1,460)	(1,649)

Non-GAAP net(loss) income	$448	$1,264	$(775)	$3,939

Virage Logic Corporation
Unaudited Non-GAAP Consolidated Statements of Operations
(In thousands, except per-share amounts)

	For the Three Months Ended September 30, 2007				For the Three Months Ended September 30, 2006
	GAAP		Adjust- ments	Non- GAAP	GAAP		Adjust- ments	Non- GAAP

Revenue:
License	$9,946	$		$9,946	$11,362	$		$11,362
Royalties	3,203			3,203	3,674			3,674
Total revenues	13,149			13,149	15,036			15,036
Cost and expenses:
Cost of revenues	2,966		(78)	2,888	3,436		150	3,586
Research and development	5,145		(415)	4,730	4,978		(276)	4,702
Sales and marketing	3,997		(208)	3,789	4,273		(330)	3,943
General and administrative	2,020		(350)	1,670	2,704		(614)	2,090
Total cost and expenses	14,128		(1,051)	13,077	15,391		(1,070)	14,321
Operating income (loss)	(979)		1,051	72	(355)		1,070	715
Interest income and other, net	967			967	1,117			1,117
Income (loss) before taxes	(12)		1,051	1,039	762		1,070	1,832
Income tax provision (benefit)	364		227	591	(15)		583	568

Net income (loss)	$(376)		$824	$448	$777		$487	$1,264

Earnings per share:
Basic	$(0.02)		$0.04	$0.02	$0.03		$0.02	$0.05
Diluted	$(0.02)		$0.04	$0.02	$0.03		$0.02	$0.05

Shares used in computing per share amounts:
Basic	23,096		23,096	23,096	22,986		22,986	22,986
Diluted	23,096		23,414	23,414	23,443		23,443	23,443

Virage Logic Corporation
Unaudited Non-GAAP Consolidated Statements of Operations
(In thousands, except per-share amounts)

	For the Twelve Months Ended September 30, 2007				For the Twelve Months Ended September 30, 2006
	GAAP		Adjust- ments	Non- GAAP	GAAP		Adjust- ments	Non- GAAP

Revenue:
License	$34,379	$		$34,379	$43,214	$		$43,214
Royalties	12,148			12,148	16,089			16,089
Total revenues	46,527			46,527	59,303			59,303
Cost and expenses:
Cost of revenues	12,938		(961)	11,977	14,803		(1,181)	13,622
Research and development	20,346		(1,278)	19,068	21,407		(1,245)	20,162
Sales and marketing	15,464		(1,130)	14,334	16,858		(1,674)	15,184
General and administrative	8,891		(1,341)	7,550	10,319		(2,367)	7,952
Restructuring charges	580		(580)					
Total cost and expenses	58,219		(5,290)	52,929	63,387		(6,467)	56,920
Operating income (loss)	(11,692)		5,290	(6,402)	(4,084)		6,467	2,383
Interest income and other, net	3,845			3,845	3,325			3,325
Income (loss) before taxes	(7,847)		5,290	(2,557)	(759)		6,467	5,708
Income tax provision (benefit)	(3,242)		1,460	(1,782)	120		1,649	1,769

Net income (loss)	$(4,605)		$3,830	$(775)	$(879)		$4,818	$3,939

Earnings per share:
Basic	$(0.20)		$0.17	$(0.03)	$(0.04)		$0.21	$0.17
Diluted	$(0.20)		$0.17	$(0.03)	$(0.04)		$0.21	$0.17

Shares used in computing per share amounts:
Basic	23,111		23,111	23,111	22,812		22,812	22,812
Diluted	23,111		23,111	23,111	23,812		23,390	23,390

Virage Logic Corporation
Unaudited Consolidated Balance Sheets
(In thousands)

	September 30, 2007	September 30, 2006
ASSETS:
Current assets:
Cash and cash equivalents	$14,820	$20,815
Short-term investments	42,840	49,253
Accounts receivable, net	12,170	15,935
Costs in excess of related billings on uncompleted contracts	1,134	656
Deferred tax assets – current	1,939	1,527
Prepaid expenses and other current assets	4,766	3,369
Taxes receivable	2,320	1,711
Total current assets	79,989	93,266

Property, equipment and leasehold improvements, net	3,643	4,842
Goodwill	11,355	9,782
Other intangible assets, net	2,705	1,990
Deferred tax assets	13,178	8,562
Long-term investments	17,528	7,533
Other long-term assets	473	300

Total assets	$128,871	$126,275

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,027	$446
Accrued expenses	4,659	4,797
Deferred revenue	8,996	8,896
Income taxes payable	2,992	2,626
Total current liabilities	17,674	16,765
Deferred tax liabilities	978	692
Total liabilities	18,652	17,457

Stockholders’ equity:
Common stock	23	23
Additional paid-in capital	135,926	130,620
Accumulated other comprehensive income (loss)	1,009	309
Accumulated deficit	(26,739)	(22,134)
Total stockholders’ equity	110,219	108,818

Total liabilities and stockholders’ equity	$128,871	$126,275